Exhibit 32.1

CERTIFICATION

Pursuant to 18 U.S.C. Section 1350, the undersigned officer of Novelis Inc. (the Company), hereby certifies that the Company’s Transition Report on Form 10-Q for the period from January 1, 2007 to March 31, 2007 (the Report) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/  Martha Finn Brooks
Martha Finn Brooks
President and Chief Operating Officer
(Principal Executive Officer)

Date: June 27, 2007

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this report.